Exhibit 4.19

March 28, 2014

Wunderlich Securities, Inc.

2200 Clarendon Boulevard

Arlington, VA 22201

As Representative of the Several Underwriters

Dear Ladies and Gentlemen:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), by and among Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), Bluerock Multifamily Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”) and BRG Manager, LLC, a Delaware limited liability company (the “Manager”) on the one hand and Wunderlich Securities, Inc., as representative of the several underwriters named in Schedule A to the Underwriting Agreement (the “Representative”) on the other hand, pursuant to which an offering will be made for the Class A shares of common stock of the Company, par value $0.01 per share (the “Common Shares”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock (including common and special units of partnership interest in the Operating Partnership, the “Common Stock”), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representative. In addition, the undersigned agrees that, without the prior written consent of the Representative, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for the Common Stock.

The “Lock-Up Period” will commence on the date of this Lock-Up Agreement and continue and include the date 180 days after the public offering date set forth on the final prospectus used to sell the Common Stock (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that (subject to the second succeeding paragraph) if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representative waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

A transfer of Common Stock to a partner, member, family member or trust may be made, provided, that (i) such transfer shall not involve a disposition for value, (ii) the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer, and (iii) no filing or public announcement by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

In furtherance of the foregoing, the transfer agent and registrar is hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before March 28, 2014 or if the Company notifies the Representative in writing that it has elected not to proceed with a public offering of shares of Common Stock. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

/s/ Ryan S. MacDonald
Ryan S. MacDonald